Exhibit 5.1

April 1, 2004

Board of Directors

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland  21152

Ladies and Gentlemen:

We are acting as counsel to McCormick & Company, Incorporated, a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-46490), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated January 23, 2001 (the “Prospectus”) and as may be set forth from time to time in one or more supplements to the Prospectus.  This opinion is delivered in connection with the proposed public offering of $50,000,000 aggregate principal amount of the Company’s 3.350% Medium-Term Notes — Fixed Rate (the “Notes”) as described in a supplement to the Prospectus dated January 23, 2001 and a further supplement to the Prospectus dated March 29, 2004 (collectively, the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       Executed copy of the Registration Statement.

2.                                       The Prospectus and the Prospectus Supplement.

3.                                       Executed copy of the global note evidencing the Notes.

4.                                       The Articles of Restatement of the Company, with amendments thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “MSDAT”) on March 29, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.                                       The By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.                                       Certain resolutions of the Board of Directors of the Company adopted September 19, 2000, authorizing, among other things, the execution, delivery and performance of the Indenture and the offer, issuance and sale of the Notes and arrangements in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Resolutions”).

7.                                       Executed copy of the Distribution Agreement dated January 23, 2001, by and between the Company and Goldman, Sachs & Co., as supplemented by a Terms Agreement dated March 29, 2004, by and between the Company and Wachovia Capital Markets, LLC (collectively, the “Distribution Agreement”).

8.                                       Executed copy of the Indenture, dated as of December 5, 2000 (the “Indenture”), by and between the Company and SunTrust Bank, as trustee (the “Trustee”).

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:  (i) applicable provisions of the Maryland General Corporation Law, as amended, and (ii) the laws of the State of New York.  As used herein, the term “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution, and reported judicial decisions interpreting these laws.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon, subject to and limited by the foregoing, we are of the opinion that, (i) following receipt by the Company of the consideration specified in the Distribution Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes as provided by the Indenture, the Notes will constitute valid and binding obligations of the Company.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of:  (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Reports on Form 8-K filed by the Company on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.